REAL ESTATE ADVISORY MANAGEMENT CONSULTANT AGREEMENT

This Agreement is made and entered into this 1 day of ~~January~~ April __, 2004, by and between Limoneira Company ("Limoneira") and Parkstone Companies, ("Parkstone").

WITNESSETH

WHEREAS, Limoneira desires to have Parkstone perform various services which services are more fully described hereinafter; and

WHEREAS, Parkstone wishes to perform these services in return for the compensation hereinafter provided;

NOW, THEREFORE, for and in consideration of the mutual benefits to be derived herefrom and the covenants and conditions herein contained, Limoneira and Parkstone agree as follows:

1. Scope of Work

Parkstone shall perform the work, ("Services") set forth on Exhibit "A" attached hereto and made a part hereof.

2. Remuneration for Services

(a) Limoneira will compensate Parkstone for Parkstone's performance of services hereunder in accordance with the Schedule of Rates attached hereto as Exhibit "B" and made a part hereof by this reference.

(b) Parkstone will furnish Limoneira with billings for services performed. Each billing shall contain and itemized statement of charges by property, if applicable, or categories by which Limoneira may request services and where reimbursement is made for expenses incurred by Parkstone in the performance of services hereunder.

(c) Payments to be made under the terms of this Agreement shall be made within thirty (30) days after Limoneira has received an invoice, in proper form. If any amount included upon a statement is not paid within sixty (60) days of Limoneira's receipt of the Statement then Limoneira agrees to pay to Parkstone a delinquency charge of 1 ½% per month on all unpaid or un-replenished amounts.

3. Financial Reporting

Parkstone shall maintain adequate and separate books and records for the Property(s). Parkstone will exercise sufficient control over accounting and financial transactions as is reasonably required to protect Limoneira's interests.

4. Third Party Services

It may be necessary and appropriate from time to time for Parkstone to engage third party services or materials in connection with the services to be provided Limoneira. If the services of third parties are required in connection with the scope of work to be provided, or as may be required from time to time, then Limoneira will enter into all contracts for such services in its own name; in no circumstances shall Parkstone be obligated or authorized to enter into any contract on behalf of Limoneira. Occasions may arise, however, where Parkstone determines that it would be in Limoneira's interest for Parkstone to enter into a particular contract on Limoneira's

behalf. In such circumstances, Parkstone will not enter in any such contract without first obtaining Limoneira's written approval. In all cases, Limoneira shall reimburse any expenses incurred by Parkstone in connection with such third party arrangements.

7. Reimbursement

Parkstone may incur various expenses in performing the Scope of Work. These expenses may include without limitation charges for photocopying, postage, express mail, messenger services, long distance telephone, travel, etc. in connection with the requested services. Any of the foregoing services will be approved by Limoneira prior to the charge being incurred. Upon approval, as reimbursement for all expenses incurred by Parkstone in connection with the Scope of Work, and for Parkstone's administrative costs in handling such expenses, Limoneira agrees to pay to Parkstone one hundred ten (110%) percent of the amount of any such expenses, as the same shown on any periodic statements delivered to Limoneira as called out herein.

8. Other Properties and Clients

During the course of this engagement, Parkstone may, on Parkstone's own behalf or behalf of others, acquire an interest in or otherwise work on other properties or projects, some of which may be in the general vicinity of the Property(s). Limoneira agrees that neither the Agreement nor Parkstone's engagement hereunder will provide a basis for precluding or objecting to any such activities with respect to other properties or projects.

9. Confidentiality

During the course of the engagement, Parkstone may obtain confidential information regarding the Property(s) and Limoneira's activities. Parkstone will not disclose any such confidential information to its other clients or other thirds parties without Parkstone's prior written consent, provided that; (a) the foregoing shall not restrict the disclosure of information relating to Limoneira of the Property to governmental officials and other Parkstone employees involved in the development of the Property, and (b) Parkstone agrees that all original papers, documents, drawings and other work product of Parkstone, and all copies thereof, produced by Parkstone pursuant to the engagement, shall remain Limoneira property.

10. Representations and Warranties

Limoneira represents and warrants to Parkstone that; (a) Limoneira or its partners individually are the owners of record of the fee interest in the Property, (b) Limoneira has obtained all consents and approvals required for Limoneira to execute and perform the Agreement; (c) Limoneira recognizes that successful management of real estate development involves many factors, including among others the availability of financing, governmental approvals and competent providers of services and materials, the presence or absence of competing projects, and the impact of interruptions caused by inclement weather. Accordingly, Limoneira recognizes that Parkstone cannot guarantee that Limoneira's project(s) will be completed as now or hereafter planned, and Limoneira recognizes that Parkstone is limited by law in the scope of services that it can render. Therefore, Parkstone's performance under the Agreement shall in no way require Parkstone to violate any provision of federal or state law, including without limitation any laws forbidding Parkstone from rendering any services exclusively within the province of licensed attorney and any laws forbidding Parkstone from acting as an "Investment Advisor", as such term is defined under Federal or State Securities laws.

11. Indemnification

Limoneira agrees that Parkstone will not be liable to Limoneira for and that Limoneira will indemnify, defend and hold Parkstone harmless from and against, any liabilities, damages, costs or expenses claimed by third parties to have occurred due to any act or omission performed or omitted by Parkstone in good faith and reasonably believed by Parkstone to be within the scope of Parkstone's authority under the Agreement; provided, however, that the preceding shall not relieve Parkstone, its employees or agents, from liability for gross negligence, fraud or bad faith committed by Parkstone in the performance of the Scope of Work. The provisions of this paragraph shall survive the termination of the engagement.

12. Independent Contractor

(a) Parkstone as an independent contractor shall perform all services, the parties hereto expressly evidencing their intention that Parkstone is not and will not be construed hereunder to be an employee of Limoneira.
(b) If Parkstone shall cause any part of said work to be performed by a subcontractor, the provisions of this agreement shall apply to such subcontractor and his or its employees in all respects.

13. Insurance

Parkstone shall maintain, at its sole cost, and shall require any subcontractors it may engage to maintain, at all times while performing work hereunder, the insurance coverage set forth below with companies satisfactory to Limoneira. A certificate evidencing the following coverage shall be delivered to Limoneira within 30 days of the commencement of work.

(i) Comprehensive General Liability Insurance with limits of liability or not less than $1,000,000;
(ii) Comprehensive Crime Insurance with limits of $500,000 indemnifying Limoneira against loss, theft, embezzlement, or other fraudulent acts, including depositor's forgery, on the part of Parkstone or its employees.

14. Compliance with Applicable Laws

(a) Parkstone shall use its best efforts to comply with federal, state, county and municipal laws, regulations, ordinances, standards, rules and orders applicable to the performance of services.
(b) Parkstone accepts full responsibility and liability for the payment of federal and state payroll taxes and for contribution fro unemployment insurance and other benefits, imposed or assessed under any provision of federal or state law and measured by wages, salaries or other remuneration paid or payable by Parkstone to employees of Parkstone engaged in services performed or any operation incidental thereto, and agrees that each subcontractor who performs and part of these services will accept the same responsibility and liability with respect to employees of such subcontractor. Parkstone further agrees that Parkstone and all subcontractors will enter into any agreement prescribed by any federal and state administrative regulations respecting assumption of liability for such taxes and contributions. Parkstone further agrees to indemnify and save Limoneira

harmless against all claims, taxes, penalties, interest and costs which may be made or assessed against Limoneira under any such law or under any rule or regulation thereunder, with respect to employees of Parkstone and/or any subcontractor.

(c) Parkstone shall procure from the proper authority all permits necessary and licenses which may be required in the performance of said services and pay all excise, license occupation and other taxes which may become payable for any authority by reason of said work.

15. Notices

All notices, demands, consents and reports provided for in this Agreement shall be in writing and delivered in person or certified or registered mail at the address set forth below or such other address as given in writing by one party to the other:

Limoneira: Limoneira Company
1141 Cummings Road
Santa Paula, CA 93060
Attn: Harold S. Edwards

Parktsone: Parkstone Companies
890 Hampshire Road
Suite T
Westlake Village, Ca 91360
Attn: Mike Penrod

16. Other Provisions

(a) No Amendment, modifications, alterations, or waivers of the terms of this Agreement shall be binding unless made in writing and executed by the parties hereto or their successors or assigns.
(b) The invalidity of any provision of this Agreement as determined by a court of competent jurisdictions, shall not affect the validity of any provision hereof.
(c) By executing this Agreement, both parties represent that they are authorized and have the power to enter into this agreement.
(d) The pronouns used in this Agreement referring to Parkstone or Limoneira shall be understood and construed to apply whether the Parkstone or Limoneira is an individual, partnership, corporation or doing business under a firm or trade name.

17. Term of Agreement

This Agreement shall remain in force and effect for a period of one year from the effective date hereof; provided, however, that either party may cancel this Agreement by giving thirty (30) day written notice to the other party following ninety days from the initial engagement date.

IN WITNESS HEREOF Limoneira and Parkstone have executed this Agreement effective as of the date first above written.

Limoneira Company	Parkstone Management Services, a California Corporation
By: [signature]	By: [signature]
Its: President + CEO	Its: PRESIDENT

Exhibit A

Scope of Services

Strategic Planning (Overall Portfolio)

Review the land holdings of the Limoneira Company with the intent of compiling an independent assessment of the highest and best use of each land parcel held by Limoneira including an estimated timeframe for the possible conversion of farming asset into an income producing commercial or residential projects. The scope of the work would include the cataloging of all of the Limoneira land holdings by parcel. The cataloging would include a general overview of each parcel, characteristic, potential use, and development timelines along with an assessment of development constraints, both physical and political.

Project Feasibility Analysis and Project Consulting (Site Specific)

In this capacity Parkstone is to assist Limoneira in the assessment of the entitlement process, site planning, construction feasibility analysis, financial analysis and the marketability of the end product. In this advisory capacity the following services will be provided;

Entitlement Assessment (Constraints, Opportunities, Budget Preparation)
Development Analysis Consulting
Site Plan Consulting
Construction feasibility and costing review
Analyze and make recommendations as to the "preferred development entity structure" (joint venture, in-house development, land swap, 3rd party "fee" development)

Entitlement Processing -Project Specific

Once a development concept is approved by Limoneira, Parkstone, at the sole discretion of Limoneira, may be engaged for the first phase of the development process to secure "development entitlements". This process includes developing and managing the process of guiding the proposed project through state and local governments with an emphasis of consensus building within the community through neighborhood community workshops.

Development Construction Management Project Specific (Requires independent contract)

In this capacity, Parkstone shall be responsible for managing, organizing and supervising all phases of project construction in a timely and workmanlike manner. In connection with the construction management the duties of Parkstone shall include the following:

1) Arrange for the preparation of plans and specifications for the project
2) Review all schematic drawings and preliminary plans provided by tenants, as well as assuring that any necessary changes are incorporated into the appropriate plans.
3) Negotiate with a general contractor for the construction of the Project through either a cost plus, or guaranteed maximum price with cost savings sharing.
4) Coordinate all necessary on-site supervision and inspection in order to assure that the project is constructed in substantial compliance with all applicable laws, regulations and ordinances, City, State and Federal.

5) Coordinate and obtain all necessary inspections by the City or other involved government agencies and obtain the issuance of a Certificate of Occupancy.
6) Exercise control over the construction of the Project, by the general contractor as the Owner's representative, in order to assure that the Project is commenced and thereafter completed within a reasonable time.
7) Administer construction loan draws and deposits with the Owner's account to cover costs of construction as incurred, including making all required reports to the lender and the Owner on the progress of construction, line item draws to date and estimates of costs to complete.

Project Financing

In this capacity, Parkstone is available to secure debt and/or equity to satisfy the capital requirement for the processing and development of site specific projects.

Exhibit B

Compensation Schedule

Strategic Planning (Overall Portfolio)/ Project Feasibility Analysis and Project Consulting (Site Specific)

Monthly fee: $7,000 (Not to exceed 70 hours per month)

Note: This base monthly fee will be adjusted according to future project specific engagements between Limoneira and Parkstone. As an example, if Parkstone is subsequently engaged to secure entitlements for a specific project the fee for providing entitlement services would be a negotiated contract and the fee called out above we be reduced to the degree our service activities were diverted.

Thereafter to be billed hourly at a rate of $150.00.

Entitlement Processing -Project Specific

To be quoted "As needed". The fee is a negotiated agreement based on the requirements of the specific project, taking into consideration the political climate and city and state requirements. This cost would also be included in the feasibility analysis budget prepared under our monthly engagement services contract. Limoneira in all instances has the sole discretion of whether to engage Parkstone for the process, handle it in-house or look to other means to satisfy this requirement.

Development Construction Management Project Specific (Requires independent contract)

To be quoted "As needed". The development management fee for a specific project is to be based on a percentage of site development costs and building hard costs. These fees generally range from 3% to 5% of these costs.

Project Financing

Fee will be equal to one (1%) of the loan amount without an outside broker participation and one half percent (1/2%) with outside broker participation.

Disposition Sales Management

Property Sale (No outside Broker participation): Three (3%) of total sale consideration.

Property Sale (With outside Broker participation): One (1%) of total sale consideration.